Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2023, except for Notes 13, 16, 18 and 19, which are as of July 14, 2023, with respect to the combined and consolidated financial statements of XBP Europe Holdings, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the year in the three-year period ended December 31, 2022, which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ UHY LLP

Sterling Heights, Michigan
August 11, 2023

APPENDIX 10B